CRAZY WOMAN CREEK BANCORP INCORPORATED
                                 106 Fort Street
                             Buffalo, Wyoming 82834

                    SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                     UP TO 350,000 SHARES OF COMMON STOCK OF
                     CRAZY WOMAN CREEK BANCORP INCORPORATED

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., MOUNTAIN TIME, ON NOVEMBER 4, 2003, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

CRAZY WOMAN CREEK BANCORP INCORPORATED IS:

o offering to purchase up to 350,000 shares of our common stock in a tender offer, and
o offering to purchase these shares at a price not greater than $18.25 nor less than $16.00 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

o specify the price between $16.00 and $18.25 at which you are willing to tender your shares,
o    specify  the  amount  of  shares  you  want to  tender,  and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering shareholders that will allow us to purchase up to 350,000 shares or such lesser number of shares as are tendered,
o if the number of shares tendered at or below the selected price is not more than 350,000, we will purchase all these shares at that price, and
o if the number of shares tendered at or below the selected price is more than 350,000, we will purchase shares at the selected price:
     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

Our offer is not conditioned on any minimum number of shares being tendered. Our offer is, however, subject to other conditions discussed under "The Offer - 6. Conditions of Our Offer."

Our Board of Directors has approved this offer. However, neither we nor our Board of Directors nor the information agent makes any recommendation to you as to whether you should tender or not tender your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered.

This supplement contains important information about our offer. We urge you to read it in its entirety.

                     The Information Agent for the Offer is:

                                [D.F. KING LOGO]
    The date of this Supplement to Our Offer to Purchase is October 28, 2003

                         SUPPLEMENT TO OFFER TO PURCHASE
                                     SUMMARY


         This supplement to our original Offer to Purchase dated October 3, 2003 is being mailed to provide you with additional information about our offer. In particular, this supplement will provide you with the following:

          o Additional information about the genesis of our offer, including alternatives considered, meetings of the Board, discussions with special counsel, and meetings with our financial advisor;

          o Information about the fairness of the offer, including the procedural and substantive fairness for continuing shareholders following the offer;

          o Specific results from additional financial ratio comparisons conducted by our financial advisor;

          o Additional information concerning management's role in the genesis of the offer and the equity interest management will retain in Crazy Woman Creek Bancorp Incorporated ("Crazy Woman Creek" or the "Company") following the completion of the offer;

          o    Information   concerning   the  tender   options  and  procedures
               available to all  shareholders  on the same terms and conditions;
               and

          o Additional disclosure about the effects of triggering events that could result in either the delay or termination of the offer.

                                TABLE OF CONTENTS


SECTION*                                                                    PAGE
--------                                                                    ----

Summary.........................................................................

Forward-Looking Statements.....................................................1

Special Factors................................................................2

         1. Background of the Offer............................................2
         3. Fairness of the Offer..............................................5
         4. Opinion of Financial Advisor.......................................8
         7. Interests of Directors and Executive Officers;
               Transactions and Arrangements Concerning Shares.................9

The Offer.....................................................................10

         1.  Number of Shares; Price; Priority of Purchase....................10
         2.  Procedures for Tendering Shares..................................13
         3.  Withdrawal Rights................................................13
         6.  Conditions of Our Offer..........................................14
         8.  Source and Amount of Funds.......................................16
         9.  Information About Us and the Shares..............................16
        12.  Extension of Our Offer; Termination; Amendment...................17

* For additional information concerning the offer, please refer to the Offer to Purchase dated October 3, 2003. For your convenience, the aforementioned supplemented sections are keyed to the same numerical category set forth in our Offer to Purchase.

                           FORWARD-LOOKING STATEMENTS

         This supplement contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

          o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

          o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

          o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

          o changes in deposit flows, loan demand or real estate values may adversely affect our business;

          o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

          o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

          o legislation or regulatory changes may adversely affect our business;

          o technological changes may be more difficult or expensive than we anticipate;

          o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

          o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

         All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

                                 SPECIAL FACTORS

1.  BACKGROUND OF THE OFFER

         We were organized in December 1995 at the direction of Buffalo Federal Savings Bank (the "Bank") in connection with the Bank's conversion from the mutual to stock form. In March, 1996, the Bank completed the mutual-to-stock conversion and became a wholly owned subsidiary of ours. The conversion generated, through the issuance of shares of our common stock, $9.5 million of new capital to us, approximately half of which was contributed to the Bank, whose capital ratios prior to the conversion had significantly exceeded all minimum federal regulatory capital requirements.

         In March 2003, our President and Chief Executive Officer, Gary J. Havens, and our Chief Financial Officer, John Snyder, discussed with the Board of Directors a proposal to repurchase stock by means of an issuer tender offer. The Board discussed the matter at such meeting and instructed management to obtain further information from legal counsel regarding the structure, timing and costs of such an offer. In March 2003, the issuer tender offer was not conceived as a means of going private as we had fewer than 300 shareholders of record at that time and could have immediately deregistered our common stock from the reporting requirements of the Exchange Act. The tender offer was discussed at that time and throughout the process as a capital management strategy, with the incidental benefit of substantial cost savings resulting from deregistration under the Exchange Act. The Board was subsequently provided with information from special counsel regarding a potential issuer tender offer.

         Following the March 2003 board meeting, management contacted special counsel to seek advice on the subject of an issuer tender offer. Following such request, special counsel began providing the Board of Directors with specific legal advice regarding a modified Dutch auction issuer tender offer. On May 7, 2003, the Board met with a representative of Janney Montgomery Scott and obtained pricing, trading and other background information from such representative regarding modified Dutch tender offers. At that meeting, Janney Montgomery Scott also discussed its qualifications as a financial advisor, the current situation facing the Company, the Company's strategic alternatives, and a potential role for Janney Montgomery Scott as a financial advisor to the Company. Janney Montgomery Scott did not set the price range or any other features of a potential issuer tender offer, but on September 17, 2003, did give a recommendation to the Board regarding a price range and number of shares to be purchased.

         On May 15, 2003, Janney Montgomery Scott provided the Company with information regarding the Company's stock listing alternatives, including the requirements for each exchange and the fees charged by each exchange. In particular, Janney Montgomery Scott provided the Board with the following alternatives to a modified Dutch auction tender offer: (1) Trading on Pink Sheets or listing on the OTC Bulletin Board (or, at that point, the BBX); 2) Delisting from the Nasdaq and listing instead on the NYSE or AMEX; and 3) Filing a Form 15 and deregistering from the Exchange Act and ultimately delisting from the Nasdaq without conducting an issuer tender offer. The first two alternatives were not considered by the Board as such alternatives would not alleviate the Company's concerns regarding the increased costs associated with maintaining its status as an Exchange Act reporting company under the recent regulations implemented pursuant to the Sarbanes-Oxley Act of 2002. Finally, the option of deregistering and delisting from the Nasdaq without conducting an issue tender offer was similarly not considered a viable alternative as the Company already had fewer than 300 record holders and the primary purpose for the repurchase was for capital management purposes.

         The Board of Directors did not actively consider or deliberate alternative transactions to repurchasing stock. However, the Board did discuss the possibility of delisting the Company's common stock without conducting an issuer tender offer but did not take this course of action as it would not have addressed the capital management issues facing the Company. In deciding to proceed with the offer prior to delisting the Company's common stock from the Nasdaq Stock Market, and deregistering from the reporting requirements of the Exchange Act, the Board believed it would be appropriate to afford shareholders an opportunity to participate in the offer and to voluntarily liquidate their ownership in the Company at a premium over the current market prices for the common stock. In arriving at this conclusion, the Board was mindful of the effects of such delisting and deregistration on the trading market for the common stock and on the amount of public information regarding the Company following completion of the offer. The Board also considered the elimination of the substantial time and costs associated with being a publicly reporting company in deciding to proceed with the offer. See "Special Factors - 6. Effects of the Offer" in the original Offer to Purchase dated October 3, 2003 for a discussion of the benefits associated with becoming a deregistered company.

         This information was subsequently discussed by the Board of Directors at its regular board meeting held on May 21, 2003. At that meeting, management of the Company provided the Board of Directors with the information furnished to the Board by special counsel and with certain financial information regarding the Company's capital levels, liquidity and trading history. In addition, management answered questions of the Board regarding a possible issuer tender offer.

         On August 4, 2003, Janney Montgomery Scott provided the Company with an issuer tender offer pro forma analysis. This analysis was subsequently updated by Janney Montgomery Scott on September 17, 2003. The analysis, as updated, focused on the effects of an issuer tender offer on the Company's earnings and capital position. In the preparation of this analysis, Janney Montgomery Scott had several conversations with the Company to discuss the assumptions used in the analysis, such as the number of shares which may be repurchased, potential price of a repurchase, timing of an issuer tender offer, source of funds, cost of funds and expenses related to an issuer tender offer. At that meeting, the Board further discussed the advantages and disadvantages of an issuer tender offer and determined to continue exploring such an offer. See "Special Factors.
3. Opinion of Financial Advisor" for the 2003 pro forma analysis.

         Janney Montgomery Scott was ultimately hired by the Company in September 2003 to serve as its financial advisor following a presentation by Janney Montgomery Scott to the Company's Board of Directors and several subsequent telephone conversations with the Company as set forth herein. Janney Montgomery Scott analyzed the financial and operating condition of the Company by reviewing the Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, internal loan classification and delinquency list, and other financial information concerning the business and operations of the Company.

         The September 17, 2003 presentation by Janney Montgomery Scott to the Board focused on the work Janney Montgomery Scott performed to establish a recommended price range for the potential issuer tender offer. Janney Montgomery Scott described its various valuation methodologies and the implied valuation of the Company's stock under of each valuation methodology. Janney Montgomery Scott utilized this information to perform the following valuation analyses: comparable trading analysis, comparable company acquisition analysis, discounted cash flow analysis and modified Dutch auction analysis. In each of these analyses Janney Montgomery Scott formed a peer or comparison group. Janney Montgomery Scott then calculated the implied value of the Company's stock based on its financial performance and the median multiple to both tangible book value and earnings of the identified peer group. In addition, Janney Montgomery Scott presented a financial analysis of Crazy Woman Creek including the financial impact of the proposed offer on Crazy Woman Creek, potential price ranges for the offer, the methodologies used by Janney Montgomery Scott and the effect of the offer on the shares of common stock held by remaining shareholders.

         At the September 17, 2003 Board meeting, Janney Montgomery Scott presented to the Board the potential pro forma earnings and capital impact of the offer. The following assumptions were used in the pro forma analysis:
350,000 shares would be repurchased at a price of $17.50 per share, the weighted average cost of funds used in the offer would be 1.02%, transaction expenses in the offer would be $150,000, dividends are held constant at $.48 per share, and cost savings associated with going private would be $90,000. In addition, Janney Montgomery Scott's pro forma analysis also relied on our assumptions of our future performance and results of operations. Our actual results of operations may differ significantly from the assumptions used, and the conclusions reached, by Janney Montgomery Scott in their pro forma analysis presented to the Board. These projections are not intended, and must not be construed, as a recommendation of any kind as to the advisability of tendering your shares. Because the pro forma projections are based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that actual results will meet these projections, and you should not rely solely on these projections as an indication as to whether or not tendering your stock is an appropriate decision for you.


         Based on the assumptions described above, the Board was advised that earnings per share in the first year following the completion of the offer could potentially increase by $0.50 per share, return on equity could potentially increase approximately 3.0%, return on assets could potentially increase approximately 0.07%, tangible book value per share could decrease initially and then potentially increase up to approximately $1.00 per share and that the Company's capital would decrease substantially, but that the Company would remain "well-capitalized" under applicable regulatory definitions. The Board was also advised that shareholders who chose not to tender their shares would then hold a stock with extremely limited liquidity. The lack of liquidity could adversely effect the shareholder's ability to receive a fair value for their shares should they decide to sell their shares after completion of the offer. Janney Montgomery Scott advised the Board that these results are merely estimates and actual results could vary significantly from such estimates.

         There were several factors considered in establishing the amount of shares to be repurchased. The Company estimated it had approximately $6 million of excess capital. Assuming a share price of $17 (approximately the midpoint of the issuer tender offer range) the Company could repurchase 350,000 shares. The number of shareholders who might be completely "cashed out", however, was not a major consideration in establishing the amount of shares to purchase in the tender offer as the Company was already below the number of record holders necessary to deregister under the Exchange Act without conducting an issuer tender offer, and the primary purpose for the repurchase was for capital management.

         At the September 17, 2003 meeting, Janney Montgomery Scott stated that it was prepared to render its opinion that the offer (based on the range it recommended) was fair and equitable from a financial point of view to our shareholders. The Board of Directors ratified the selection of Janney Montgomery Scott as our financial advisor. Subsequent to the September 2003 presentation, on September 29, 2003, Janney Montgomery Scott met with the Company via telephonic conference to discuss the Company's financial and operational situation.

         The Board of Directors met again on October 2, 2003 with legal counsel and Janney Montgomery Scott both available via telephone conference. The proposed offer with a price range of $16.00 to $18.25 was then presented to the Board. The Board reviewed the opinion of Janney Montgomery Scott, and the terms of the offer, and determined to approve the offer as fair and equitable and in the best interests of us and our shareholders. The Board of Directors, by unanimous vote, determined to accept Janney Montgomery Scott's recommended pricing and following completion of the offer, to deregister the Company's common stock from the Exchange Act.

Decision Not to Appoint a Special Committee of the Board to Consider or Structure the Offer

         Our Board of Directors did not form a Special Committee to approve the offer. The Company is a small company, with only six directors, all of whom are outside, nonemployee directors. It is difficult and costly for directors to meet frequently in separate capacities for both committee meetings and board meetings. In view of the relatively small number of directors, all of whom are independent, the fact that the Company could elect to deregister and go private without conducting the tender offer, the fact that all directors of the Company own shares of common stock of the Company, and that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be offered in the tender offer, contributed to the Board's decision not to form a separate committee to consider or structure the offer.

         NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE INFORMATION AGENT OR OUR FINANCIAL ADVISOR MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR NOT TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3.  FAIRNESS OF THE OFFER

         On October 2, 2003, our Board of Directors approved the offer as fair and equitable and in the best interests of Crazy Woman Creek and all of our shareholders, including unaffiliated shareholders.

         The Board of Directors took into account a number of factors, including the following, in reaching its belief that the offer is fair and in the best interest of Crazy Woman Creek and all of our shareholders, including unaffiliated shareholders:

                  (i) The opinion delivered to the Board of Directors by Janney Montgomery Scott, our financial advisor, that the consideration to be received in the offer is fair, from a financial point of view, to our shareholders, including unaffiliated shareholders, and the oral and written presentations of Janney Montgomery Scott supporting this opinion. A copy of Janney Montgomery Scott's opinion is attached to the Offer to Purchase dated October 3, 2003 as Exhibit I and should be read in its entirety by each shareholder. For a description of the information presented by Janney Montgomery Scott to us, see "Special Factors - 4. Opinion of Financial Advisor."

                  (ii) Our over-capitalization resulting from our inability to fully deploy all the capital we obtained from our public offering in 1996 due to the economic conditions of our primary market area and the trend in declining levels of net income during the past five years, including decreasing earnings per share for the years ended September 30, 1998 through 2002.

                  (iii) Our capital and the capital of the Bank, which, after the payment of a dividend to us by the Bank to be used to purchase the 350,000 shares in the offer, will remain significantly in excess of minimum capital requirements. The following table sets forth (a) the Bank's capital ratios as of June 30, 2003 and as adjusted to give effect to the purchase of 350,000 shares, and (b) the minimum capital ratios for savings associations required by the OTS:

                            As of June 30, 2003
          Ratio                  Historical        As Adjusted       Minimum
          -----                  ----------        -----------       -------
Total risk-based capital           22.67%             14.49%           8.00%
Tier I risk-based capital          21.91%             13.67%           3.00%
Tier I core                        14.26%              9.14%           4.00%


                  (iv) Our offer price per share exceeded recent trading prices prior to our announcement of our offer by approximately 8% of the low end of our range and 23% at the high end of our offer range and estimated trading values and therefore, provides an immediate increase in shareholder value. See "Special Factors - 4. Opinion of Financial Advisor."

                  (v) Various financial ratios of ours compared to those of comparable companies, including:

o Investment Securities/ Assets (%) - in line with peer median Loans/Assets (%) - in line with peer median
     Deposits/Assets (%) - slightly below peer median
     Borrow/ Assets (%) - slightly below peer median

o    GAAP Tangible Capital (%) - significantly  above peer median
     Tier 1 Capital(%) - significantly above peer median
     Total Capital (%) - significantly above peer median

o    Non-performing Assets + 90 Days/Assets (%) - in line with peer median
     Loan Loss Reserve/Non-performing Assets + 90 Days (%) - slightly above peer median
     90 Days/Equity + Loan Loss Reserve (%) - in line with peer median
     Net charge offs/Average Loans (%) - below peer median

o    Asset Growth (%) - below peer median
     Last twelve months growth of 7.6% vs peer median of 12.8% growth Loan Growth (%) - above peer median
     Last twelve months growth of 9.5% vs peer median of 2.4% growth Deposit Growth (%) - in line with peer median
     Last twelve months growth of 10.1% vs peer median of 11.3% growth

o    Core ROAA (%) - slightly  below peer median
     Core ROAE (%) - well below peer median
     Net Interest Margin (%) - slightly  below peer  median
     Efficiency Ratio (%) - in line with peer median
     Non-interest Income/Average Assets (%) - below peer median
     Non-interest Expense/Average Assets (%) - in line with peer median

o    Price to last twelve  months EPS - above peer median
     Price to Tangible book value - in line with peer median
     Dividend yield - above peer median

         Most significantly, however, were the results from the comparisons of return on equity and equity-to-assets ratio. See "Special Factors - 4. Opinion of Financial Advisor" in our Offer to Purchase.

dated October 3, 2003 for the results of those analyses.

                 (vi) The Company's net income projections for the remainder of 2003 included in the Company's budgets for fiscal 2004 through 2009 as presented to Janney Montgomery Scott. See "Special Factors - 4. Opinion of Financial Advisor" for a discussion of the pro forma analysis.

                 (vii) The likelihood that the transaction would be consummated.

                 (viii) The fact that our shareholders would be able to participate in the offer by selling a portion of their shares and have the opportunity to participate in any future growth following consummation of the offer.

                  (ix) The fact that the offer is a voluntary transaction in which our shareholders may or may not participate.

                  (x)   The  limited   trading  market  for  our  common  stock,
         including limited liquidity, relatively low prices and trading volume.

                  (xi) The  considerable   costs  associated  with  remaining  a
         publicly-traded company.

         The Board did not entertain a sale or liquidation of the Company as a factor in its evaluation of the fairness of the transaction. Because of the financial nature of a Bank's primary assets and the many other readily available bank holding company specific indicators of value, such as the Banks total assets, loans, deposits and interest rate spread, the Board did not place any significance on going concern value and liquidation value in its evaluation.

         Further, the Board did not consider purchase prices paid in prior stock repurchases as there were no repurchases of stock by the Company in the past two years. In addition, the Board did not consider any of the following as there were no firm offers for (a) the merger or consolidation of the Company with or into another Company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the subject company; or (c) a purchase of the subject Company's securities that would enable the holder to exercise control of the subject company.

         In view of the wide variety of factors considered in connection with its evaluation of the offer, the Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the offer. In making its determination that the offer is fair and in the best interests of our shareholders, including unaffiliated shareholders, the Board considered the opinion of Janney Montgomery Scott and the oral and written presentations of Janney Montgomery Scott discussing the material factors included in its analysis, and such opinion and related discussion were accepted and adopted by the Board. Janney Montgomery Scott's analysis is described in the Offer to Purchase at "Special Factors - 4. Opinion of Financial Advisor."

         The Board of Directors has approved the offer. The non-employee directors, who comprise the entire Board of Directors, have approved the offer and have not retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating terms of the offer.
The offer does not require the approval of a majority of unaffiliated shareholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated shareholders and despite the fact that our offer is not structured to require the approval of the unaffiliated shareholders, we believe that our offer is procedurally fair to unaffiliated shareholders, in addition to being substantively fair with respect to the pricing range offered. We base those beliefs on the unanimous approval of our offer by all of our non-employee directors, who comprise the entire Board, and on the following factors: (i) that the offer allows shareholders to choose a price within a range established by us at which they are willing to tender (ii) that shareholders are not compelled to tender; (iii) shareholders are provided with full disclosure of the terms and conditions of the offer; and (iv) that shareholders are afforded sufficient time to consider the offer.

         In addition, the Board believes that the offer is fair and in the best interests of our shareholders, including unaffiliated shareholders, whether or not such shareholders retain their interest in the Company. As set forth above, the offer is a voluntary transaction which is open to all shareholders on the same terms and conditions. Based upon the aforementioned factors, our Board has determined that the offer is both substantively and procedurally fair to affiliated and unaffiliated shareholders alike. For those shareholders who tender shares and are no longer shareholders of the Company, our Board has determined that such shareholders will receive a fair and equitable price for their shares. The Board has also determined that the transaction is fair and equitable to those shareholders who remain shareholders of the Company following the completion of the offer as they will retain a greater equity interest in the Company. See "The Offer -6. Effects of the Offer" in the Offer to Purchase dated October 3, 2003 for a detailed discussion of the consequences that result from remaining a continuing shareholder of the Company. See also "The Offer -1. Number of Shares; Price; Priority of Purchase."

4.  OPINION OF FINANCIAL ADVISOR

         In September 2003, we retained Janney Montgomery Scott, a financial consulting firm, on the basis of its experience, to render a written fairness opinion to our Board of Directors and shareholders as to the fairness of our offer, from a financial point of view, of the pricing range, on a per share basis.

         Janney Montgomery Scott, as part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions and other securities transactions.

         On October 2, 2003, Janney Montgomery Scott issued an opinion to our Board of Directors that, in its opinion, the terms of the share repurchase as provided in the offer are fair and equitable, from a financial perspective, to us and to our shareholders. This opinion is based upon conditions as they existed on October 2, 2003. A copy of the opinion is attached as Exhibit I to the Offer to Purchase dated October 3, 2003, and each shareholder should read such opinion in its entirety. Janney Montgomery Scott's written opinion does not constitute an endorsement of the offer or a recommendation to any shareholder to tender their shares.

         In  rendering  its  opinion,  Janney  Montgomery  Scott  has  reviewed, analyzed and relied upon material relating to our financial and operating condition, including among other things, the following: (i) a draft of a Schedule TO relating to the proposed tender offer dated October 3, 2003, which Janney Montgomery Scott assumed would correspond in all material respects to the Schedule TO as filed with the Securities and Exchange Commission; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the three years ended September 30, 2002; (iii) certain Quarterly Reports on Form 10-QSB and certain other communications from us to our shareholders; (iv) the most recent regulatory safety and soundness examination report, compliance report and Community Reinvestment Act examination report; (v) the internal loan classification list, OREO list and delinquency examination list; (vi) the income statement and balance sheet projections for the remainder of fiscal 2003, detailed balance sheet and income statement budget for fiscal 2004 through fiscal 2009, as described below; (vii) details on the ESOP, and stock option plan; and (viii) other financial information concerning our business and operations furnished by us to Janney Montgomery Scott for purposes of their analysis, including: (a) the OTS Thrift Financial Reports for the last three years; (b) interest rate exposure report;(c) loans by category for the last 3 years; (d) 25 largest loan customers, schedule of non-performing assets, loan loss reserve calculation for the past five years; (e) problem loan report; (f) detailed deposit balance by branch; (g) schedule of outstanding certificates of deposit; and (h) schedule of FHLB advances. In addition, Janney Montgomery Scott discussed with management our operating performance and future prospects, primarily with respect to the current level of our earnings and future expected operating results.

         In analyzing the Company's net income projections for the remainder of 2003 and the Company's budgets for fiscal 2004 through 2009, Janney Montgomery Scott considered the following assumptions used by the Company: loan and deposit growth throughout the periods of 5% to 7%, net interest margin of approximately 3.40% throughout the periods covered by the budgets, non-interest income growth of 5% to 7%, income tax rates remaining constant throughout the budget periods and earnings per share growth of 17% in 2004, 7% in 2005 and 7% in 2006. No further assumptions regarding earnings per share growth were provided to Janney Montgomery Scott. Janney Montgomery Scott also considered the net income projections included in the Company's budgets as follows: (i) $427,000 for fiscal 2003, (ii) $501,000 for fiscal 2004; (iii) $553,000 for fiscal 2005; (iv)
$845,000 for fiscal 2006; (v) $1,163,000  for fiscal 2007;  (vi)  $1,403,000 for fiscal 2008; and (vii) $1,788,000 for fiscal 2009. The pro forma income projections we presented to Janney Montgomery Scott were considered by the Board in order to determine whether or not the price range offered was fair to shareholders. These projections are not intended, and must not be construed, as a recommendation of any kind as to the advisability of tendering your shares. Because the pro forma income projections are based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that actual income will meet these projections, and you should not rely on these projections as an indication as to whether or not tendering your stock is an appropriate decision for you.

         For  a  remainder  of  the  valuation   analyses  conducted  by  Janney
Montgomery Scott, please see "Special Factors 4. Opinion of Financial Advisor" in the Offer to Purchase dated October 3, 2003.

7. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS. As of September 30, 2003, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 122,854 shares (approximately 14.38% of the outstanding shares including shares issuable upon the exercise of options held by directors and executive officers). Such ownership includes 37,553 shares as of September 30, 2003 subject to exercisable stock options which are held by executive officers and directors.

As discussed in "Special Factors - Background of the Offer," our President and Chief Executive Officer and our Chief Financial Officer discussed the proposal of the issuer tender offer with the Board of Directors, all members of whom are independent, non-employee, outside directors, at the Company's Board meeting in March 2003. The issuer tender offer was proposed as means of a capital management strategy for the Company and its shareholders, not for the benefit of individual directors or members of management. To this end, the Board considered several factors, including the written Opinion of Janney Montgomery Scott in its evaluation of the fairness of the offer. The Board deliberated the merits of the proposed transaction. Management did not vote on the proposed offer.

Accordingly, while the percentage of shares beneficially owned by management will increase as a result of the offer, the primary benefit to management following the completion of the offer and the deregistration of the Company's common stock is the elimination of the substantial time and costs attendant to maintaining the Company's status as an Exchange Act reporting Company. This, in turn, will benefit the continuing shareholders by providing management with increased time and resources to further increase the Company's profitability and decrease the Company's expenses.

Our directors and executive officers are entitled to participate in our offer on the same basis as all other shareholders. We anticipate that one director intends to tender approximately 1,200 shares. No other directors or executive officers will participate in the offer.

Assuming we purchase 350,000 shares pursuant to the offer, the percentage of shares beneficially owned by executive officers, directors, the ESOP, and the MSBP would be approximately 37.49% of the outstanding shares immediately after the offer (including shares issuable upon the exercise of options held by executive officers and directors). Of this amount, management will hold, approximately, only 3%, in the aggregate, of the Company's common stock following the offering.

                                    THE OFFER

1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

         GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $18.25 nor less than $16.00 per share, net to the seller in cash, without interest, 350,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth under "The Offer - 3. Withdrawal Rights."

         The term "expiration date" with respect to our offer means 5:00 p.m., Mountain time, on November 4, 2003, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See "The Offer - 12. Extension of Our Offer; Termination;

Amendment" for a description of our right to extend, delay, terminate or amend our offer.

         In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $18.25 nor less than $16.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $16.00.

THE GREATER NUMBER OF SHAREHOLDERS WHO ELECT NOT TO SPECIFY A PURCHASE PRICE WILL INCREASE THE CHANCE THAT THE TENDERING SHAREHOLDER COULD RECEIVE A PRICE PER SHARE AS LOW AS $16.00.

         As soon as practicable following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $16.00 and $18.25 net per share in cash, without interest, that will enable us to purchase 350,000 shares, or such lesser number of shares as are properly tendered.

         Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 350,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See "The Offer - 12. Extension of Our Offer; Termination; Amendment."

         All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

         All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense as soon as practicable following the expiration date.

         On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

         You may withdraw your shares from our offer by following the procedures described under "The Offer - 3. Withdrawal Rights."

         If we:

          o    increase or decrease the range of prices to be paid for shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer.

then our offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under "The Offer - 12. Extension of Our Offer; Termination; Amendment." For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $16.00 to the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $16.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

         OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -
6. CONDITIONS OF OUR OFFER."

         PRORATION. If proration of tendered shares is required, we will determine the proration percentage as soon as practicable following the expiration date. Subject to the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, at or below the purchase price selected by us.

         Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described under "The Offer - 2. Procedures for Tendering Shares," and because of the odd lot procedures described above and the conditional tender procedures described under "The Offer - 5. Conditional Tender Procedures," we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

         As described under "Special Factors - 8. Federal Income Tax Consequences," in the Offer to Purchase dated October 3, 2003, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed under "The Offer - 5. Conditional Tender Procedures," in the Offer to Purchase in order to structure their tender for federal income tax reasons.

ANY SHAREHOLDER THAT BECOMES AN ODD LOT SHAREHOLDER (OWNS FEWER THAN 100 SHARES) AS A RESULT OF PRORATION WILL NOT BE GIVEN PRIORITY IN PRORATION. THE ONLY ODD LOT SHAREHOLDERS WHOSE SHARES WILL BE PURCHASED BEFORE PRORATING SHARES ARE THOSE SHAREHOLDERS WHO ARE ODD LOT SHAREHOLDERS AS OF THE DATE OF THE OFFER TO PURCHASE.

2.  PROCEDURES FOR TENDERING SHARES.

         DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, we do not have the right to waive any conditions of the offer to any particular shareholder unless waived with respect to all shareholders.

3.  WITHDRAWAL RIGHTS.

         Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, Eastern time, on December 2, 2003. Except as otherwise provided in this Section 3, tenders of shares are irrevocable.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described under "The Offer - 2.
Procedures for Tendering Shares."

         If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

         Our reservation of the right to retain tendered shares we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

6.  CONDITIONS OF OUR OFFER.

         Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after October 3, 2003 and before the expiration of our offer, any of the following events have occurred:

          o there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

          o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly

               o make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of our offer; or

               o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

               o    there has occurred any of the following:

               o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

               o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

               o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of our offer, a material escalation thereof;

               o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

               o any significant decrease in the market price of our common stock or any significant or material adverse change in the economic or financial conditions in the United States or abroad that would have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

               o any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is material and adverse to us or our subsidiaries.

         The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

         Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by the Company, we will notify shareholders as promptly as possible of the condition and whether the Company will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

8.  SOURCE AND AMOUNT OF FUNDS.

         Assuming that 350,000 shares are tendered in the offer at a price between $16.00 and $18.25 per share, the aggregate purchase price paid by us will be between $5,600,000 and $6,387,500. We expect that our fees and expenses for the offer will be approximately $150,000.

         Upon payment of the dividend by the Bank to the Company in the amount of $5 million, which was paid on October 17, 2003, the Company had sufficient cash on hand to pay all expenses in connection with the offer. In addition, the Company may liquidate investments in mutual funds to pay for purchased shares. See "Special Factors 3. - Fairness of the Offer."

         We believe we currently have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.


9.  INFORMATION ABOUT US AND THE SHARES.


         ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

         The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.


          SEC  FILINGS                  PERIOD OR DATE FILED
   Annual Report on Form 10-KSB         Year ended September 30, 2002

   Quarterly Report on Form 10-QSB      Quarter ended June 30, 2003

   Proxy Statement for 2003             Filed January 2, 2003

   Annual Meeting of Shareholders


         We incorporate these documents by reference. Those documents include periodic reports, such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K, as well as proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at 106 Fort Street, Buffalo, Wyoming 82834, telephone: (307) 684-5591. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.


12. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

         Subject to  compliance  with  applicable  law,  we further  reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under "The Offer - 6. Conditions of Our Offer" have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Mountain time, on the next business day after the last previously scheduled or announced expiration date.

         Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

         If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

          o increase or decrease the range of prices to be paid for the shares,

          o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

          o    decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 12, then our offer will be extended until the expiration of such period of ten business days.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO and Schedule 13E-3 transaction statement (and two amendments thereto) which contain additional information with respect to our offer. The Schedule TO and Schedule 13E-3 transaction statement, as amended, including the exhibits and any amendments and supplements to those documents, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under "The Offer - 9. Information About Us and the Shares" with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR
REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CRAZY WOMAN CREEK OR THE INFORMATION AGENT.

                                          CRAZY WOMAN CREEK BANCORP INCORPORATED



October 28, 2003

                        THE DEPOSITARY FOR OUR OFFER IS:


                        COMPUTERSHARE TRUST COMPANY INC.

       By hand delivery, overnight delivery, express or first class mail:

                          350 Indiana Street, Suite 800
                                Golden, CO 80401
                     Facsimile Transmission: (303) 262-0606
         Confirm Facsimile Receipt by telephone: (303) 262-0600 (x4732)


         The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Crazy Woman Creek shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.


         Any questions or requests for assistance may be directed to the information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.



                     THE INFORMATION AGENT FOR THE OFFER IS:



                              D.F. KING & CO., INC.
                           48 Wall Street, 22nd Floor
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 269-5550
                    All others call Toll Free: (800) 347-4750